SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                            Form 8-K


     Current Report Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported) June 29, 1998




               Citadel Environmental Group, Inc.
     (Exact name of registrant as specified in its charter)



        Colorado                0-16423                    84-0907969
 (State of Incorporation) (Commission File Number) (IRS Employer ID Number)



3617 East Thousand Oaks Boulevard,
Suite 116, Thousand Oaks, CA                         91362
(Address of principal executive office)             (Zip Code)



                         (805) 777-3450
      (Registrant's telephone number, including area code)

                            Form 8-K

                         Current Report
             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934


Item 1.   Changes in Control of Registrant.
     Not Applicable

Item 2.   Acquisition or Disposition of Assets.
     See Item 5 below

Item 3.   Bankruptcy or Receivership.
     Not Applicable

Item 4.   Changes in Registrant's Certifying Accountant.
     Not Applicable

Item 5.   Other Events.

    On June 22, 1998 the Citadel Environmental Group, Inc. (the "Company") authorized a stock dividend in kind to all Citadel common shareholders of recorders of July 17, 1998. For every six (6) common shares of the Company owned as of the record date, the Company will distribute one (1) share of Alliance Medical Corporation ("Alliance") convertible preferred stock, an investment of the Company's. The dividend will be held by the Company's stock transfer agent, American Securities Transfer & Trust ("AST"), as trustee for the benefit of all Citadel common shareholders of record on July 17, 1998, with the dividend share certificates to be issued and distributed on or after October 30, 1998.

    As of the date of filing this report, the Company owns approximately 20% of the issued and outstanding common stock of Alliance, a medical instrument reprocessing company based in Phoenix, Arizona. Alliance is preparing for an initial public offering of 1,000,000 of its common shares to the public later this year. Although no assurance can be given that the offering will be successfully completed, in the opinion of management, the closing would represent a material positive development for the business of Alliance, thereby increasing investment and shareholder value for the shareholders of both Alliance Medical Corporation and Citadel Environmental Group, Inc..

    On June 29, 1998, the Company received notice from its principal independent auditors that the fiscal 197 audit and Form 10-KSB would be completed and filed on or before July 6, 1998.


                            SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be sign on its behalf by the undersigned, thereunto duly authorized on this 29th day of June, 1998.

Dated:   June 29, 1998

     Georgette W. Pagano
     By: s/s
     Georgette W. Pagano
     Secretary and Treasurer